Exhibit 99.1

Western Liberty Bancorp Reports Second Quarter 2012 Financial Results

Tangible Book Value was $5.43 per Share and Total Risk-Based Capital was 69.04%

LAS VEGAS--(BUSINESS WIRE)--August 14, 2012--Western Liberty Bancorp, Inc. (NASDAQ:WLBC), the holding company for Service1st Bank of Nevada (Service1st Bank) and Las Vegas Sunset Properties (LVSP), today reported its tangible book value per share was $5.43, down slightly from $5.53 in the preceding quarter. Western Liberty reported second quarter loss of $1.5 million, or $0.11 per share, compared to $1.1 million, or $0.08 per share, in the first quarter of 2012, and $4.6 million, or $0.30 per share in the second quarter of 2011. For the six month period ended June 30, 2012, net losses narrowed to $2.5 million, or $0.19 per share, compared to $5.0 million, or $0.33 per share in the first half of 2011. All financial results are unaudited.

“Our loan portfolio continues to stabilize with nonperforming loans down $3.5 million from year end,” said William Martin, Chief Executive Officer. “While we still have a lot of work to do, we believe the steps we are taking will help us achieve our operating goals. Fortunately, capital remains exceptionally strong.”

Financial Highlights (at or for the six months ended June 30, 2012)

  Service1st Bank has exceptionally strong capital ratios with Total Capital/Total risk-weighted assets of 35.98%.
  Western Liberty also has exceptionally strong capital ratios with Total Capital/Total risk-weighted assets of 69.04%.
  Tangible book value was $5.43 per share, based on 13,466,536 shares outstanding.
  Total cash and cash equivalents held by Western Liberty is $85.1 million, of which $17.7 million is at the holding company level and $2.3 million is at the holding company subsidiary Las Vegas Sunset Properties, (LVSP).
  Noninterest bearing deposits increased by $9.3 million and accounted for 48% of total deposits and core deposits (excluding time certificates of $100,000 or more) were 85% of total deposits.

Nevada Economic Update

According to the July 31, 2012 report from the University of Nevada Las Vegas’ Center for Business and Economic Research (CBER), “CBER’s Southern Nevada Coincident Index grew by 0.61% in May, the strongest showing since before the financial crisis in 2008. Nonfarm employment grew by 0.45% and household employment increased by 0.77%.

“Compared to the previous six months, CBER’s Southern Nevada Leading Index slowed down, increasing by only 0.17% for May 2012. This is about 0.08 percentage points below the average for early 2012 and late 2011. Our neighboring states fared well; Arizona’s component increased by 0.17% and California’s by 0.29%.

"Decreased activity at McCarran airport and lower stock prices weren’t enough to offset these gains. Changes in CBER’s three other indexes for Southern Nevada were as follows:

  CBER’s Clark County Business Activity Index rose for the second straight month, and is faring better than in May 2011.
  CBER’s Clark County Tourism Index remained relatively flat, after lackluster months for gaming revenue and McCarran airport.
  CBER’s Clark County Construction Index grew, influenced by both residential and commercial building permits.”

Sources: http://cber.unlv.edu/commentary/CBER-31July2012.pdf

Balance Sheet Review

Total assets were $198.7 million at June 30, 2012, compared to $202.0 million at March 31, 2012, and $223.3 million at June 30, 2011.

Western Liberty has cash and cash equivalents of $85.1 million, which accounts for 43% of total assets. In addition, the investment portfolio was $713,000 at the end of June 2012, and is comprised of certificates of deposits, U.S. Government Agency securities and collateralized mortgage obligations.

Total loans increased to $104.8 million at June 30, 2012, compared to $102.4 million at March 31, 2012, and $101.5 million at June 30, 2011. Commercial real estate loans accounted for 56% of the total loan portfolio, commercial and industrial loans comprised 31%, construction and land development loans accounted for 3% and residential real estate loans were 10% of total loans at quarter end. Of the total loan portfolio, 69% is secured by real estate and 34% of the commercial real estate loan portfolio is owner-occupied. Approximately half of the loan portfolio is adjustable rate loans, with most of these loans indexed to the national prime rate with interest rate floors above the current prime rate index.

Western Liberty’s total deposits were $124.3 million at June 30, 2012, with 48% in noninterest bearing demand accounts. At March 31, 2012, total deposits were $126.0 million and$131.6 million at June 30, 2011. “Our deposit mix continues to improve with core deposit balances making up 85% of our funding base,” said Martin.

Total shares outstanding were approximately 13.5 million at June 30, 2012. Shareholders’ equity was $73.7 million at June 30, 2012, compared to $76.0 million at December 31, 2011, and $89.1 at June 30, 2011. Tangible book value per share was $5.43 at June 30, 2012 compared to $5.53 at March 31, 2012 and $5.48 at June 30, 2011.

Asset Quality

Nonperforming assets totaled $26.5 million, or 13% of total assets at June 30, 2012, compared to $28.5 million, or 14% of total assets at March 31, 2012, and $14.1 million, or 6% of total assets at June 30, 2011. Loans measured for impairment, which include nonperforming loans as well as loans that continue to perform but have some identified weakness, decreased to $28.5 million, down from $29.3 million at December 31, 2011. The majority of loans measured for impairment were in the commercial real estate portfolio.

Review of Operations

Net interest income, before the provision for loan losses, was $1.2 million in the second quarter of 2012, compared to $1.6 million in the preceding quarter and $2.0 million in the second quarter of 2011. Discount accretion contributed $153,000 to second quarter interest income compared to $469,000 in the preceding quarter and $27,000 in the year ago quarter. In the first six months of 2012, net interest income before the provision for loan losses was $2.8 million, including $622,000 in discount accretion, compared to $5.7 million, including $1.7 million in discount accretion, in the first six months of 2011.

The provision for loan losses totaled $319,000 in the second quarter compared to zero for the first quarter of 2012, and $4.3 million in the second quarter of 2011. “While asset quality has stabilized, we are continuing to add to our provisions based on the growth and performance of the loan portfolio,” said Pat Ochal, Chief Financial Officer. The allowance for loan losses totaled $2.6 million, or 2.52% of total loans at June 30, 2012.

During the second quarter non-interest income contributed $120,000 to revenue compared to $219,000 in the preceding quarter and $192,000 in the year ago quarter. In the first six months of 2012, non-interest income was $339,000 compared to $313,000 in the first six months of 2011.

Noninterest expense for the second quarter of 2012 was $2.5 million, down from $2.9 million in the first quarter and $2.4 million in the year ago quarter. Year to date, noninterest expense was $5.4 million compared to $5.3 million in the first six months of 2011.

About Western Liberty Bancorp

Western Liberty Bancorp is a Nevada bank holding company which conducts operations through Service1st Bank of Nevada, its wholly owned banking subsidiary, and its newly created wholly owned subsidiary Las Vegas Sunset Properties. Service1st Bank operates as a traditional community bank and provides a full range of deposit, lending and other banking services to locally owned businesses, professional firms, individuals and other customers from its headquarters and two retail banking facilities located in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate loans, and other traditional commercial banking services. Primarily all of the bank’s business is generated in the Nevada market.

www.wlbancorp.com

Consolidated Balance Sheet
(Dollars in thousands, except per share data)
(Unaudited)	June 30,	March 31,	June 30,
	2012	2012	2011

Assets:
Cash and due from banks	$8,799	$8,525	$7,163
Money market funds	100	100	51,308
Interest-bearing deposits in banks	76,193	84,277	44,955
Cash and cash equivalents	85,092	92,902	103,426

Certificates of deposits	1,988	-	4,195
Securities, available for sale	250	300	824
Securities, held to maturity	463	2,007	3,692
Loans:
Construction, land development and other land	2,742	2,101	4,107
Commercial real estate	58,960	58,860	54,306
Residential real estate	10,488	10,101	4,704
Commercial and industrial	32,585	31,262	38,279
Consumer	16	18	102
Plus: net deferred loan costs	46	31	35
Total loans	104,837	102,373	101,533
Less: allowance for loan losses	(2,645)	(2,687)	(4,404)
Net loans	102,192	99,686	97,129
Premises and equipment, net	584	742	1,013
Other real estate owned, net	5,820	3,891	4,440
Goodwill, net	-	-	5,633
Other intangibles, net	624	647	719
Accrued interest receivable and other assets	1,699	1,815	2,272
Total assets	$198,712	$201,990	$223,343

Liabilities:
Demand deposits, noninterest bearing	$59,801	$59,891	$54,576
NOW and money market	40,767	38,002	34,056
Savings deposits	1,397	892	925
Time deposits $100,000 or more	19,211	22,559	35,059
Other time deposits	3,074	4,631	6,969
Total deposits	124,250	125,975	131,585
Contingent consideration	-	-	1,816
Accrued interest and other liabilities	750	925	843
Total liabilities	125,000	126,900	134,244

Shareholders' Equity:
Common stock	1	1	1
Additional paid-in capital	118,068	117,960	117,597
Accumulated deficit	(40,263)	(38,778)	(28,494)
Treasury stock	(4,094)	(4,094)	-
Accumulated other comprehensive gain/(loss), net	-	1	(5)
Total shareholders' equity	73,712	75,090	89,099
Total liabilities and stockholders’ equity	$198,712	$201,990	$223,343

Consolidated Income Statement	2Q 2012	1Q 2012	2Q 2011
(Dollars in thousands, except per share data)	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Interest Income:
Interest and fees on loans	$1,285	$1,643	$2,018	$2,928	$5,800
Interest on securities, taxable and other	60	62	68	122	134
Total interest and dividend income	1,345	1,705	2,086	3,050	5,934
Interest Expense:
Interest expense on deposits	100	115	127	215	239
Net interest income	1,245	1,590	1,959	2,835	5,695
Provision for loan losses	319	0	4,348	319	5,712
Net interest income (loss) after provision for loan losses	926	1,590	(2,389)	2,516	(17)

Other Operating Income:
Service charges	69	70	78	139	156
Contingent consideration recovery	-	-	-	-	-
Other	51	149	114	200	157
Total other operating income	120	219	192	339	313

Other Operating Expense:
Salaries and employee benefits	789	844	765	1,633	1,558
Occupancy, equipment and depreciation	431	332	374	763	748
Computer service charges	77	78	74	155	151
Federal deposit insurance	136	134	129	270	281
Legal and professional fees	402	750	520	1,152	1,455
Advertising and business development	16	29	48	45	68
Insurance	74	72	67	146	138
Telephone	17	18	17	35	43
Printing and supplies	50	27	87	77	229
Director fees	57	56	49	113	98
Stock-based compensation	108	114	138	222	280
Provision for unfunded commitments	3	-	(203)	3	(336)
Oreo property impairment	83	117	-	200	-
Goodwill impairment	-	-	-	-	-
Other	288	299	334	587	588
Total other operating expense	2,531	2,870	2,399	5,401	5,301
Net loss	$(1,485)	$(1,061)	$(4,596)	$(2,546)	$(5,005)

Basic EPS	$(0.11)	$(0.08)	$(0.30)	$(0.19)	$(0.33)
Diluted EPS	$(0.11)	$(0.08)	$(0.30)	$(0.19)	$(0.33)
Average basic shares	13,466,536	13,466,536	15,088,024	13,466,536	15,088,024
Average diluted shares	13,466,536	13,466,536	15,088,024	13,466,536	15,088,024

Selected Consolidated Financial Highlights
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
(Unaudited)	2012	2012	2011
Per Share data:
Book Value	$5.47	$5.58	$5.91
Tangible Book Value	$5.43	$5.53	$5.48

Selected Balance Sheet Data:
Total Assets	$198,712	$201,990	$223,343
Cash and cash equivalents	85,092	92,902	103,426
Gross loans, including net deferred loan costs	104,837	102,373	101,533
Allowance for loan losses	2,645	2,687	4,404
Deposits	124,250	125,975	131,585
Stockholders' equity	73,712	75,090	89,099

Asset Quality:
Nonperforming loans	$20,673	$24,598	$9,650
Other Real Estate Owned	5,862	3,891	4,440
Nonperforming assets	$26,535	$28,489	$14,090
Allowance for loan losses as a percentage of nonperforming loans	12.79%	10.92%	45.64%
Allowance for loan losses as a percentage of portfolio loans	2.52%	2.62%	4.34%
Nonperforming loans as a percentage of total portfolio loans	19.72%	24.03%	9.50%
Nonperforming assets as a percentage of total assets	13.35%	14.10%	6.31%
Net charge-offs to average portfolio loans	0.22%	0.22%	1.33%

Capital Ratios:
Tier 1 equity to average assets	36.56%	37.08%	31.40%
Tier 1 Risk-Based Capital ratio	68.06%	71.28%	70.10%
Total Risk-Based Capital ratio	69.04%	72.29%	71.30%

FORWARD LOOKING STATEMENTS

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Western Liberty or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

CONTACT:
Western Liberty Bancorp, Inc.
Chief Executive Officer
William Martin, 702-966-7463